Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (this “Agreement”), is dated as of the 11th day of February, 2008 (the “Signing Date”) and is entered into by and between Nexxus Lighting, Inc., a Delaware corporation (the “Employer”) and Michael A. Bauer (the “Employee”).

W I T N E S S E T H :

WHEREAS, Employee desires to continue his employment with the Employer and the Employer desires to continue to employ Employee upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Employee and the Employer agree as follows:

Section 1. Employment of Employee

(a) Term. Employee’s employment hereunder will commence effective as of January 1, 2008 (the “Effective Date”) and will expire on December 31, 2010 (the “Initial Term”). Employment of Employee will be extended automatically for successive one-year periods thereafter (each a “Renewal Term”; and together with the Initial Term, collectively, the “Term”), unless either party gives at least ninety (90) days’ written notice to the other party of its desire to terminate this Agreement prior to the end of the Initial Term or any Renewal Term, as the case may be (“Non-Renewal Notice”). During such 90-day notice period, the Employee agrees to continue to provide services under this Agreement. The Employee’s employment hereunder may be terminated sooner than the expiration of the Term pursuant to the terms and conditions described below in Section 2. If either party provides written notice to the other party of its desire to terminate this Agreement at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, upon the expiration of the Initial Term or any Renewal Term, as applicable, this Agreement shall terminate. The provisions of this Agreement that may be reasonably interpreted as surviving termination of this Agreement, including without limitation Sections 2 and 3, shall continue in effect after termination of this Agreement. The date on which Employee ceases to be employed by Employer, regardless of the reason therefore is referred to in this Agreement as the “Date of Termination.”

(b) Duties and Responsibilities. From the Effective Date until December 31, 2010, Employee will continue to serve as President and Chief Executive Officer of Employer, or in such other positions as assigned by Employer with Employee’s consent from time to time. Employee agrees to apply his best efforts, entire productive time, attention, and energies to the business of Employer and shall assume and perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Board of Directors of Employer (the “Board”). To the extent that the Employer shall have any parent, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), Employee shall perform such duties to promote these entities and their respective interests to the same extent as the interests of the Employer and without additional compensation. At all times during the Term, Employee agrees to abide by any employee handbook, policy, or practice that the Employer has established with respect to its employees. Notwithstanding the foregoing,

Employee shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided that such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement.

(c) Location. The location at which Employee shall perform services for Employer shall be 124 Floyd Smith Drive, Suite 300, Charlotte, NC 28262, or such other principal office of Employer as shall be established by the Board from time to time. Employer may require Employee to travel extensively to other locations on Employer’s business.

(d) Compensation. During the Term, as full compensation for his services hereunder and in consideration for the Employee’s covenants contained in this Agreement, the Employer shall pay the Employee a base salary at the per annum rate of $215,000 payable in accordance with the customary payroll practices of the Employer (“Base Salary”). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the Term for which Employer reports net income in its publicly filed financial statements, Employee’s Base Salary shall increase to $235,000 (prorated for the remaining portion of the applicable calendar year). Also during the Term, Employee shall be eligible to receive performance bonus compensation in accordance with the terms and conditions set forth on Schedule 1 attached hereto. After the Initial Term, performance bonus compensation, if any, shall be based upon performance criteria to be determined by the Board or the compensation committee of the Board (the “Compensation Committee”) after consultation with Employee. Based on Employee’s annual performance review by the Compensation Committee, Employee may be eligible for future salary increases depending on various factors, such as the Employer’s performance and Employee’s satisfactory job performance, provided that in no event may Employee’s annual salary adjustment be less than 3% per annum for the Initial Term.

(e) Stock Options.

(i) On the Signing Date, Employer shall grant Employee an option to purchase 75,000 shares of Employer’s common stock at an exercise price equal to the fair market value of such shares on the Signing Date. Subject in all instances to Employee’s continued employment with Employer through December 31, 2008, and provided that the revenue and net operating income before taxes milestones set forth in Employer’s 2008 Board approved operating plan are achieved this option shall vest as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, respectively.

(ii) Subject in all instances to Employee’s continued employment with Employer, on January 4, 2009, Employer shall grant Employee an option to purchase 75,000 shares of Employer’s common stock at an exercise price equal to the fair market value of such shares on the date of grant. Subject in all instances to Employee’s continued employment with Employer through December 31, 2009, and provided that the revenue and net operating income before taxes milestones set forth in Employer’s 2009 Board approved operating plan are achieved this option shall vest as to 25,000 shares subject to such option on January 15, 2010 and 50,000 shares on March 31, 2010, respectively.

(iii) Subject in all instances to Employee’s continued employment with Employer, on January 4, 2010, Employer shall grant Employee an option to purchase 75,000 shares of Employer’s common stock at an exercise price equal to the fair market value of such shares on the date of grant. Subject in all instances to Employee’s continued employment with Employer through December 31, 2010, and provided that the revenue and net operating income before taxes milestones set forth in Employer’s 2010 Board approved operating plan are achieved this option shall vest as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, respectively.

If a revenue and net operating income before taxes milestone is not achieved, but Employer achieves at least 25% of such milestone, than an option shall vest with respect to a corresponding pro rata percentage of shares on the relevant vesting date. For example, if Employer achieves 50% of the targeted net operating income before taxes milestone for 2008, 25,000, or 50%, of the shares subject to the applicable option shall vest on March 31, 2009. All such options shall be subject to the terms and conditions of Employer’s stock option plan pursuant to which the options are granted and shall be conditioned upon Employee’s execution of a stock option agreement with Employer in the form specified by the Compensation Committee.

(f) Expenses. Employer agrees to pay or reimburse Employee for all reasonable vouchered business expenses incurred during his employment which have been submitted in accordance with any expense reimbursement policy or practice of the Employer.

(g) Benefits. Employer will provide to the Employee and, to the extent eligible, his dependents, any benefit, including without limitation, medical insurance program reimbursement, 401k savings plan, etc., which are provided by Employer generally to its employees, subject to the provisions of the various benefit plans, programs, or policies in effect from time to time. Employer reserves the right to change or eliminate these benefits at any time.

(h) Vacation; Personal Days. During the Term, Employee shall be entitled to twenty (20) days paid vacation annually, three (3) personal/sick days and as many holidays as are in accordance with Employer’s policy then in effect generally for its employees.

(i) Life Insurance. Employee agrees that Employer shall have the right to obtain life insurance on Employee’s life, at Employer’s sole expense and with Employer as the sole beneficiary thereof. Employee shall (i) cooperate fully with Employer in obtaining such life insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

(j) Car Allowance. During the Term, Employer will provide Employee with a monthly car allowance of $1,000 to cover the costs of insuring and maintaining an automobile for use in the business of Employer.

Section 2. Termination of Employment

(a) Termination by the Employer. The Employer may terminate the employment of Employee at any time, with or without cause, upon ninety (90) days prior written notice. If the Employee’s employment is terminated by Employer for any reason other than Disability or Cause (as such terms are defined below), including the termination of Employee’s employment upon expiration of the Initial Term or any Renewal Term pursuant to a Non-Renewal Notice delivered by Employer to Employee, Employee shall receive (i) twelve months’ Base Salary payable in accordance with the customary payroll practices of Employer over the twelve month period immediately following the Date of Termination, (ii) any unpaid reimbursable expenses outstanding as of the Date of Termination and (iii) payment for accrued and unused benefits as of the Date of Termination such as vacation. In the event of a termination of Employee’s employment by Employer for Cause (as defined below), Employee shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation. If Employee’s employment with Employer is terminated by Employer for any reason, or no reason, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth therein. Except as set forth in this paragraph, if Employee’s employment with Employer is terminated by the Employer, following the Date of Termination the Employer shall have no further obligations under this Agreement.

“Cause” shall be limited to the following: (i) Employee’s refusal to perform his duties in a satisfactory manner as contemplated by this Agreement; (ii) dishonesty or other acts by Employee that adversely affect Employer; (iii) a violation of Employer’s policies or practices which justifies immediate termination; (iv) arrest or conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (v) the commission by Employee of any act which could reasonably be expected to injure the reputation, business, or business relationships of Employer or any Related Entities; or (vi) any material breach of this Agreement.

(b) Termination by Employee. Employee agrees to provide Employer with at least ninety (90) days’ prior written notice of his intent to terminate his employment (“Termination Notice Period”). Failure to provide such notice terminates Employee’s entitlement to payment for accrued, unused benefits, such as vacation. In the event of a termination of Employee’s employment by Employee, including the termination of Employee’s employment upon expiration of the Initial Term or any Renewal Term pursuant to a Non-Renewal Notice delivered by Employee to Employer, Employee shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the date of Termination such as vacation. If Employee’s employment with Employer is terminated by Employee for any reason, or no reason, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth therein. Employer reserves the right to terminate Employee before the end of the Termination Notice Period provided that Employee shall receive the Base Salary that he would have received from the date of the last payroll payment to the end of the Termination Notice Period and any unpaid reimbursable expenses outstanding as of the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation. During the Termination Notice Period, the Employee agrees to provide services under this Agreement using his best efforts. Except as set forth in this paragraph, if Employee’s employment with Employer is terminated by Employee, following the Date of Termination, the Employer shall have no further obligations under this Agreement.

(c) Termination Due to Death or Disability. If Employee’s employment with Employer terminates by reason of his death or Disability (as defined below), Employee, or his estate as applicable, shall receive unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination and payment for accrued and unused benefits as of the Date of Termination such as vacation. For purposes hereof, the term “Disability” means the Employee’s inability, due to a medical condition, physical disability or mental illness, to perform his regular duties for at least 90 days in any 180 consecutive day period, without any reasonable prospect of a full recovery within an additional 30 days that will allow Employee to resume his regular full-time duties. In the case of Disability, the Date of Termination shall be the date the Board determines that Employee’s employment has terminated due to Disability. If

Employee’s employment with Employer terminates as a result of his Disability, all of the restrictions contained in Section 3 shall survive the expiration or termination of Employee’s employment in accordance with the terms set forth therein. Except as set forth in the paragraph, If Employee’s employment with Employer terminates by reason of his death or Disability, following the Date of Termination, the Employer shall have no further obligations under this Agreement.

Section 3. Non-Competition; Protection of Confidential Information; Etc.

(a) Rationale for Restrictions. Employee agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Employer places him in a position of confidence and trust with the customers, suppliers and employees of the Employer and/or Related Entities. Employee also acknowledges that the Employer designs, manufactures, markets and sells LED and fiber optic lighting products used in applications in the commercial, architectural, signage, swimming pool and OEM markets throughout the world and that the Employer competes with many entities. Employee further acknowledges that the rendering of services under this Agreement necessarily requires the disclosure to Employee of Confidential Information (as defined below) of the Employer and/or Related Entities. Employee and the Employer agree that in the course of employment hereunder, Employee has and will continue to develop a personal relationship with the Employer’s customers, and a knowledge of these customers’ affairs and requirements which may constitute the Employer’s primary and only contact with such customers. Employee acknowledges that the Employer’s relationships with its established customers may therefore be placed in Employee’s hands in confidence and trust. Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Employer and/or the Related Entities that Employee make the covenants contained herein, that the covenants are a material inducement for the Employer to employ or continue to employ Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b) Non-Competition In Related Business. While employed by Employer and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, whether or not for consideration, enter into the employment of, render any services to, engage, manage, operate, join, or own, lend money or otherwise offer other assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant or otherwise, any person or entity that competes with Employer in the fiber optic and/or LED lighting business.

(c)(i) Solicitation of Employees. While employed by the Employer and for a period of one (1) year thereafter, Employee shall not, whether for his own account or for the account of any person or entity hire, attempt to hire, solicit, attempt to solicit, endeavor to entice away from the Employer or any of the Related Entities, or otherwise interfere with any relationship of the Employer or any of the Related Entities with, any person (including, but not limited to, any independent contractor or representative) who is, or during the twelve (12) month period prior to the Date of Termination, was employed by or otherwise engaged to perform services for the Employer or any such Related Entities.

(c)(ii) Solicitation of Customers. While employed by the Employer and for a period of two (2) years thereafter, Employee shall not, whether for his own account or for the account of any person or entity solicit, attempt to solicit, endeavor to entice away from the Employer or any of the Related Entities, hire, deal with, attempt to attract business from, accept business from, or otherwise interfere with any relationship of the Employer or any Related Entities with any person or entity who is or was a customer or client of the Employer or any Related Entities during the twenty four (24) month period prior to the Date of Termination.

(d) Use and Disclosure of Confidential Information. Employee recognizes and acknowledges that he has access to Confidential Information (as defined below). Accordingly, Employee agrees that he will not, during and for a period of three (3) years after his employment, except as required in the course of his employment, use or disclose any Confidential Information to any individual or entity. Employee further agrees that he will not permit any person or entity to examine or make copies of any documents which contain or are derived from Confidential Information, without the prior written permission of Employer. The provisions of this subparagraph shall not apply to information which is generally known to the public (except by reason of Employee’s breach of his obligations hereunder) and information which Employee is required to disclose by order of a court of competent jurisdiction (but only to the extent specifically ordered by such court and, when reasonably possible, after Employee has given Employer or Related Entities prior notice of such intended disclosure so that it or they have the opportunity to seek a protective order if deemed appropriate). Employee also will not disclose to the Employer or Related Entities any trade secrets belonging to a former employer.

As used in this Agreement, “Confidential Information” shall mean studies, plans, reports, surveys, analyses, sketches, drawings, specifications, notes, records, memoranda, computer-generated data, or documents, and all other nonpublic information relating to the business activities of the Employer and/or the Related Entities, or any other party with whom the Company agrees to hold information of such party in confidence, including, without limitation, all methods, processes, formulas, techniques, equipment, research data, experiments, marketing and sales information, personnel data, customer lists, employee lists, supplier lists, financial data, trade secrets, and the like which presently or, in the future, are in the possession of Employer and/or Related Entities. Said Confidential Information may be in either human or computer readable form, including, but not limited to, software, source code, hex code, or any other form.

(e) Rights to Intellectual Property. While employed by the Employer, Employee will disclose to the Employer any ideas, inventions, works of authorship, or business plans (“Intellectual Property”) developed by him which relate directly or indirectly to the business or a similar business of Employer or Related Entities, including without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that the Intellectual Property is or will be the property of the Employer and that he will, at the Employer’s request and cost, do whatever is necessary to obtain the rights thereto, by patent, copyright or otherwise, for the Employer. Employee agrees that all works of authorship protected by copyright law created during Employee’s employment with Employer shall be deemed works “made for hire” under the Copyright Act. If, for any reason, the work is not deemed a “work made for hire,” Employee otherwise hereby assigns to Employer all rights of copyright in and to any such works. Employee further agrees that, whether or not he is in the employ of Employer, he will cooperate in good faith to the extent and in the manner requested by Employer in the prosecution or defense of any patent or copyright claims or any litigation or other proceedings involving any Intellectual Property. The Employer will pay for all expenses associated with Employee’s compliance with this provision.

(f) Scope of Covenants. If any of the covenants contained in Section 3 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants.

(g) Remedies for Breach of the Agreement. Employee consents and agrees that if he violates any covenants contained in this Agreement, Employer and/or Related Entities would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, Employer and/or Related Entities shall be entitled to an injunction restraining Employee from committing or continuing any such violation of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employer and/or Related Entities from pursuing any other remedy or remedies including, without limitation, recovery of damages. Employee acknowledges that Related Entities have rights under this Agreement and that they may enforce these rights as third party beneficiaries.

(h) Survival. The provisions of Section 3 shall survive the termination of this Agreement or Employee’s employment irrespective of the reason for such termination. The provisions of Section 3 shall survive in accordance with its terms after this Agreement’s expiration or termination of Employee’s employment even if Employee continues to work for the Employer or any Related Entity without renewing this Agreement.

These restrictive covenants are intended to benefit the Employer and any parent, subsidiaries, affiliated corporations, partnerships, joint ventures, or other Related Entities. Accordingly, these restrictive covenants may be enforced by the Employer and any parent, subsidiaries, affiliated corporations, partnerships, joint ventures, or other Related Entities.

These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any restrictive covenant. The Employer has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

These restrictive covenants may be assigned without the knowledge or consent of the Employee, and they may be enforced by any assignee of, or successor to, the rights set forth in this Agreement.

Section 4. Anti-Disparagement

Employee covenants and agrees, both during and after the termination of employment, that he shall not make any comments which could be construed as negative concerning Employer or any Related Entity to any individual or entity, including but not limited to, clients, customers, employees, or financial or credit institutions. Employer covenants and agrees, both during and after the termination of employment, that it shall not make any comments which could be construed as negative concerning Employee to any individual or entity, including but not limited to, clients, customers, employees, or financial or credit institutions.

Section 5. Employee’s Purchase of Stock During Employment

Notwithstanding the foregoing, and while employed by the Employer, and for a period of two (2) years thereafter, Employee may acquire, solely as an investment, shares of capital stock or other equity securities of any company which is traded on any national securities exchange or regularly quoted in the over-the-counter market, so long as Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than one percent of any class of capital stock of such corporation. Employee agrees to inform the Employer’s legal counsel prior to the acquisition of any stock of Employer or any Related Entity.

Section 6. Return of Employer Property On Termination

Employee agrees to promptly return the Employer’s property to the Employer’s headquarters upon termination of his employment with Employer. Failure to comply with this provision will result in the immediate suspension of any payment then due and owing to the Employee under this Agreement until such property is returned. The Employer reserves the right to take appropriate legal action against the Employee in the event of a breach of this provision.

Section 7. Verification of Compliance

Upon termination of employment, Employee shall, at the request of Employer and for no additional consideration, verify in writing and under oath, in the form attached hereto as Exhibit A, his compliance with the provisions of this Agreement relating to Intellectual Property and Confidential Information. This provision shall not give rise to any claim by Employee for severance pay or other payments upon Employee’s termination of employment.

Section 8. Miscellaneous Provisions

(a) Integration, Waiver and Severability. This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, whether oral or written. No waiver or modification of this Agreement or of any part contained herein shall be valid unless in writing and duly executed by Employee and approved by the Board. The waiver by Employer of any breach of a provision of this Agreement shall not be construed as a waiver of any succeeding breach or a waiver of any breach of any other provision. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. Whenever possible each provision, term and covenant of this Agreement will be interpreted in a manner to be effective and valid but if any provision, term or covenant of this Agreement is held to be prohibited or invalid by a court of competent jurisdiction, then such provision, term or covenant will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision, term or covenant or the remaining provisions, terms or covenants of this Agreement.

(b) Benefit and Assignability. This Agreement shall bind the Employee, his heirs and successors, and the Employer, its successors and assigns. This Agreement requires the personal services of the Employee and cannot be assigned by the Employee. The Employee agrees not to delegate his obligations or duties hereunder or any portion thereof. The Employer may, without recourse, assign all its rights and obligations to any entity that acquires or succeeds to the business of the Employer by merger, sale of assets, consolidation, operation of law, or otherwise. The rights and obligations of the Employer hereunder shall be binding upon and run in favor of the successors and assigns of the Employer.

(c) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to his residence set forth on the signature page hereof, unless otherwise changed by Employee through written notice to Employer, in the case of the Employee, or to its principal office in the case of the Employer set forth on the signature page hereof, unless otherwise changed by Employer by providing written notice to the Employee.

(d) Section Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Prevailing Party. The prevailing party to an action to enforce or defend this Agreement is entitled to attorney’s fees and reasonable costs incurred in connection therewith, including, but not limited to, those incurred at the pre-litigation, pre-trial, trial, and appellate levels.

(f) References. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires.

(g) Counterparts; Facsimile. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument. A facsimile signature of this Agreement shall be deemed an original.

(h) Applicable Law; Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WHETHER SUBSTANTIVE OR PROCEDURAL. THE CONVENIENT AND EXCLUSIVE JURISDICTIONS AND VENUE FOR ANY LEGAL ACTION ARISING OUT OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS OF COMPETENT JURISDICTION LOCATED IN MECKLENBERG COUNTY, NORTH CAROLINA. EACH OF THE PARTIES HERETO AGREES THAT IT SHALL SUBMIT TO, IS AND SHALL BE BOUND BY THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT OR REGARDING THE EMPLOYMENT OF EMPLOYEE BY EMPLOYER DURING OR AFTER THE TERM OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO EMPLOYER ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Michael A. Bauer
MICHAEL A. BAUER

Address:

NEXXUS LIGHTING, INC.

By:	/s/ John Oakley
Name:	John Oakley
Title:	Chief Financial Officer

Address:	124 Floyd Smith Drive, Suite 300
Charlotte, NC 28262

EXHIBIT A

My employment by Employer is terminated. I have read and understood my agreement with Employer dated                     , 2008 (the “Agreement”), and particularly the provisions relating to Intellectual Property and Confidential Information. I hereby swear, UNDER OATH, that:

1. I have complied with all provisions of the Agreement, including those relating to Intellectual Property and Confidential Information.

2. I have fully disclosed all items of Intellectual Property to Employer. I have given Employer all documents and other materials referred to in the Agreement, or if I have not done so, the withheld documents and materials are:                                          . If I discover any documents and other materials covered by this Agreement in my possession in the future, I will immediately return them to the Employer after discovery.

3. I understand that the misappropriation of confidential information and documents may be considered a crime under the laws of the State of Florida.

(Name)

STATE OF NORTH CAROLINA

COUNTY OF

The foregoing instrument was acknowledged before me this          day of             , 20     by                                         .

Personally Known                      OR Produced Identification

Type of Identification Produced

Print or Stamp Name:

Notary Public, State of North Carolina at Large

Commission No.:

My Commission Expires:

SCHEDULE 1 TO EMPLOYMENT AGREEMENT